Exhibit 99.1

XPO Appoints Dave Bates as Chief Operating Officer

GREENWICH, Conn. — April 20, 2023 — XPO (NYSE: XPO), a leading provider of less-than-truckload (LTL) freight transportation, today announced that Dave Bates is joining the company as chief operating officer, North American LTL, effective April 21, 2023.

Mario Harik, chief executive officer of XPO, said, “Dave is a high-impact executive with a strong track record of driving excellence in all aspects of LTL operations. We’re delighted that he’ll be leading our operations in creating ongoing value for our customers and investors.”

Bates joins XPO from 27 years with Old Dominion Freight Line, Inc., where he was responsible for all day-to-day operations in North America for the last 12 years as senior vice president, operations. He started his career with roles at Carolina Freight Carriers and Roadway Express.

About XPO

XPO (NYSE: XPO) is one of the largest providers of asset-based less-than-truckload (LTL) transportation in North America, with proprietary technology that moves goods efficiently through its network. Together with its business in Europe, XPO serves approximately 48,000 customers with 554 locations and 38,000 employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Investor Contact

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact

Karina Frayter

+1-203-484-8303

karina.frayter@xpo.com